Exhibit 10.1

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to that certain Executive Employment Agreement dated May 29, 2008 (“Agreement”), by and between Brian Jones (“Executive”) and Nexstar Broadcasting Group Inc., a Delaware corporation (“Company”) is hereby amended effective as of May 31, 2013 as follows:

1.           Paragraph 2 of the Agreement is deleted in its entirety and replaced with the following:

“2.           Term of Employment.     Unless terminated earlier as provided in Paragraph 3, the Company’s employment of Executive under this Agreement will continue until May 31, 2018, provided, however, that the term of employment under this Agreement will be automatically renewed for successive one-year periods (the first of which will commence on June 1, 2018) unless, at least ninety (90) days prior to the end of the then current term of employment under this Agreement, Executive or the Company gives written notice to the other of the notifying party’s intent not to renew the term of employment under this Agreement as of the end of the then current term.”

4.           Paragraphs 4(a) and 4(b) are deleted in their entirety and replaced with the following:

“4.           Compensation.

(a) Base Salary.     During the term of this Agreement, Executive will be entitled to receive a base salary (“Base Salary” at the annual rate specified below:

From June 1, 2013 through May 31, 2014                                                                                                           $425,000
From June 1, 2014 through May 31, 2015                                                                                                           $435,000
From June 1, 2015 through May 31, 2016                                                                                                           $445,000
From June 1, 2016 through May 31, 2017                                                                                                           $455,000
From June 1, 2017 through May 31, 2018                                                                                                           $475,000

(b)           Bonus.                         After the end of each Company fiscal year during the term of this Agreement, Executive will be entitled to receive an annual bonus (the “Bonus”), in an amount, if any, up to the amount specified below [or in excess of such amount, as the CEO, with the approval of the Compensation Committee of the Company’s board of directors (the “Compensation Committee”), may determine is appropriate], pro-rated for any partial fiscal year during which Executive is employed by the Company pursuant to this Agreement, to be determined by the CEO, with the approval of the compensation Committee, based on, among other things, whether the Company achieved the budgeted revenue and profit goals established for such fiscal year:

After the 2013 fiscal year                                                                                                $212,500
After the 2014 fiscal year                                                                                                $217,500
After the 2015 fiscal year                                                                                                $222,500
After the 2016 fiscal year                                                                                                $227,500
After the 2017 fiscal year                                                                                                $237,500”

5.           Headings.  The headings in the Paragraphs of this Amendment are inserted for convenience only and will not constitute a part of this Agreement.

6.           Severability.  The parties agree that if any provision of this Amendment is under any circumstances deemed invalid or inoperative, the Amendment will be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties will be construed and enforced accordingly.

7.           Governing Law.  This Amendment is governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

8.           Amendment; Modification.  This Amendment may not be amended, modified or supplemented other than in a writing signed by the parties hereto.

9.           Entire Agreement.  The Agreement as amended by this Amendment is hereby ratified in full and embodies the entire agreement between the parties hereto with respect to Executive’s employment with the Company, and there have been and are no other agreements, representations or warranties between the parties regarding such matters.

10.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written below.

/s/ Brian Jones	/s/ Perry A. Sook
Brian Jones	Perry A. Sook
Executive	President & Chief Executive Officer
Nexstar Broadcasting, Inc.

Date: May 29, 2013	Date: May 29, 2013